Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Bill White
President and Chief Executive Officer
(401) 330-1611

Coastway Bancorp, Inc. Reports Fourth Quarter and Year End Financial Results

WARWICK, RI – February 12, 2016 – Coastway Bancorp, Inc. (the “Company”) (NASDAQ: CWAY), the holding company for Coastway Community Bank (the “Bank”), announced fourth quarter 2015 net income of $607,000, or $0.14 per share, compared to  net income of $213,000, or $0.05 per share for fourth quarter 2014. The Company reported net income of $1.6 million for 2015, or $0.36 per share, compared to net loss of $965,000 for 2014.  The net loss in 2014 was primarily due to the $1.5 million contribution to Coastway Cares Foundation II and $1.1 million in impairment losses on real estate held for sale.

Fourth quarter 2015 net interest income increased $718,000, or 20.4%, to $4.2 million compared to the fourth quarter 2014. The increase in net interest income was primarily a result of a $650,000 increase in loan interest income due to growth in average loans of $84.8 million from the fourth quarter of 2014 to the fourth quarter of 2015.  The average yield on loans declined to 3.98% for the fourth quarter of 2015 as compared to 4.18% for the fourth quarter of 2014.  Deposit interest expense declined $86,000 primarily due to a decline in the average cost of deposits from 0.83% for the fourth quarter of 2014 to 0.69% for the fourth quarter of 2015.  Interest expense on borrowed funds increased $43,000 for the fourth quarter of 2015 primarily due to an increase of $65.3 million in the average balance of borrowed funds for the fourth quarter of 2015.  The interest rate spread was 3.25%, a 3 basis point increase from 3.22% for the fourth quarter of 2014. The average rate paid on interest-bearing liabilities declined 18 basis points primarily due to both a decline in the rate paid on certificates of deposits and a decline in the cost of borrowed funds, partially offset by a 15 basis point decline in the average rate earned on interest-earning assets for the fourth quarter of 2015 as compared to the fourth quarter of 2014.

Net interest income for 2015 increased $2.4 million, or 18.2% to $15.6 million compared to 2014 net interest income of $13.2 million.  The increase in net interest income was primarily due to the $66.4 million increase in average interest-earning assets to $456.9 million for 2015, principally due to loan growth. Also, the interest rate spread increased 9 basis points to 3.25% for 2015 from 3.16% for 2014. The net interest margin for the year ended December 31, 2015 was 3.41%, a 3 basis point increase from 3.38% for the year ended December 31, 2014.

 Non-interest income, which is comprised primarily of customer service fees and net gain on sales of loans and other mortgage banking income, increased $267,000 for the fourth quarter of 2015 to $1.6 million compared to the fourth quarter of 2014 primarily as a result of an increase in net gains on sales of loans and other mortgage banking income of $239,000.  Non-interest income increased $716,000, or 12.1%, to $6.6 million for the year ended December 31, 2015 from $5.9 million for the year ended December 31, 2014.  The increase in non-interest income was primarily the result of an increase in net gains on sales of loans and other mortgage banking income of $696,000 from $2.6 million for the year ended December 31, 2014 to $3.3 million for the year ended December 31, 2015.  The $590,000 increase in net gains on sales of loans and other mortgage banking income was primarily due to a $328,000 gain on sales of SBA loans during 2015, as well as an increase of $331,000 in the fair value of mortgage derivatives, commitments to sell loans and loans held for sale.  There were no sales of SBA loans in 2014.

Fourth quarter 2015 non-interest expense increased $174,000, or 3.8%, to $4.7 million compared with the 2014 fourth quarter.  The increase in non-interest expense for the fourth quarter of 2015 was primarily related to the $55,000 increase in salaries and employee benefits expense due to $47,000 in increased supplemental executive retirement expense, and increased foreclosed real estate expense of $58,000. Non-interest expense for 2015 decreased $1.3 million, or 6.8%, to $18.2 million from $19.5 million in 2014. The decrease was primarily due to the $1.5 million contribution to Coastway Cares Charitable Foundation II in January 2014 as part of our initial public offering as well as a decrease of $518,000 in impairment losses on real estate held for sale, partially offset by an increase of $366,000 in salaries and employee benefits expense and an increase of $353,000 in occupancy and equipment expenses.  The $366,000 increase in salaries and benefits expenses was generally due to merit increases and an increase in supplemental executive retirement expense of $189,000.  The $353,000 increase in occupancy expense resulted from increased costs to operate our new corporate headquarters following our relocation in August 2014 and $80,000 in increased snow removal costs.

The fourth quarter 2015 provision for loan losses was $129,000 as compared to a provision of $36,000 for the 2014 fourth quarter, primarily due to loan growth and  reflected continued stable asset quality for the Bank. The provision for loan losses for 2015 was $496,000 compared to a provision of $432,000 for 2014. Non-performing loans as a percentage of total loans at December 31, 2015 were 0.91% compared to 1.68% at December 31, 2014.

Total assets increased $99.3 million, or 21.3%, to $565.1 million at December 31, 2015 compared to December 31, 2014, primarily due to an increase of $82.4 million in total loans, and an increase in cash and cash equivalents of $3.7 million. Total deposits at year-end 2015 increased $30.0 million to $373.5 million from $343.5 million at December 31, 2014.  Borrowed funds increased $67.7 million during 2015.  Stockholders’ equity was $70.9 million at December 31, 2015, compared to $70.5 million at the end of 2014.  The increase in stockholders’ equity was primarily due to net income of $1.6 million and ESOP shares allocated of $179,000, net of stock repurchases of $1.5 million. The Bank’s average interest-earning assets to average interest-bearing liabilities were 132.90% for 2015, compared to 134.61% for 2014.

About Coastway Bancorp, Inc.
Coastway Bancorp, Inc. (NASDAQ: CWAY) is the holding company for Coastway Community Bank which was originally founded in 1920 as the Telephone Workers Credit Union, which later changed its name to Coastway Credit Union and converted to Coastway Community Bank in 2009.  Coastway Community Bank is headquartered in Warwick, RI and has nine branches in Rhode Island.  The Company had total assets of $565.1 million and total deposits of $373.5 million as of December 31, 2015. Additional information about the Company is available at www.coastway.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Coastway Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Coastway Bancorp, Inc.
Selected Financial Information
(Unaudited)

Selected Financial Condition Data

	December 31,	December 31,
	2015	2014
	(Dollars in thousands)

Total assets	$565,137	$465,826
Cash and cash equivalents	18,322	14,582
Loans, net	467,023	383,909
Deposits	373,519	343,544
Borrowed funds	115,500	47,800
Stockholders' equity	70,922	70,504

Statements of Operating Data
	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share amounts)

Interest income	$4,800	$4,125	$17,827	$15,592
Interest expense	555	598	2,227	2,396
Net interest income	4,245	3,527	15,600	13,196
Provision for loan losses	129	36	496	432
Net interest income after provision for loan losses	4,116	3,491	15,104	12,764
Total non-interest income	1,604	1,337	6,623	5,907
Total non-interest expense	4,697	4,523	18,946	20,166
Income (loss) before income taxes	1,023	305	2,781	(1,495)
Income tax expense (benefit)	416	92	1,153	(530)
Net income (loss)	$607	$213	$1,628	$(965)
Basic and diluted earnings per share	$0.14	$0.05	$0.36	N/A

Coastway Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three months ended		Year ended
	December 31,		December 31,
	2015(1)	2014(1)	2015	2014
	(Unaudited)

Return (loss) on average assets	0.44%	0.19%	0.32%	(0.22)%
Return (loss) on average equity	3.41%	1.20%	2.31%	(1.40)%
Average interest-earning assets to average interest-bearing liabilities	131.46%	133.01%	132.90%	134.61%
Interest rate spread	3.25%	3.22%	3.25%	3.16%
Net interest margin	3.39%	3.41%	3.41%	3.38%
Efficiency ratio	80.30%	92.99%	85.25%	105.56%

	December 31,	December 31,
	2015	2014
	(Unaudited)
Asset Quality Ratios:
Non-performing loans as a percent of total loans	0.91%	1.68%
Non-performing assets as a percent of total assets	0.88%	1.66%
Allowance for loan losses as a percent of total loans	0.47%	0.51%
Allowance for loan losses as a percent of non-performing loans	51.75%	30.14%

(1)  annualized